As filed with the Securities and Exchange Commission on July 9, 2012

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
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SXC HEALTH SOLUTIONS CORP.
(Exact name of Registrant as Specified in Its Charter)

Yukon Territory, Canada (State or Other Jurisdiction of Incorporation or Organization)	75-2578509 (I.R.S. Employer Identification Number)

2441 Warrenville Road, Suite 610 Lisle, Illinois (Address of Principal Executive Offices)	60532-3642 (Zip Code)

2003 HealthExtras, Inc. Equity Incentive Plan
Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan
(Full Title of the Plan)
Jeffrey Park
Executive Vice President and Chief Financial Officer
SXC Health Solutions Corp.
2441 Warrenville Road, Suite 610
Lisle, Illinois 60532-3642
(800) 282-3232
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, no par value per share	746,007 (2)	$95.66 (3)	$71,363,029.62 (3)	$8,178.20 (3)

(1)    Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable because of the provisions of the 2003 HealthExtras, Inc. Equity Incentive Plan (the “2003 Plan”) and the Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan (the “2006 Plan” and, together with the 2003 Plan, the “Plans”), relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

(2)    Represents the number of common shares that may be issued by the Registrant pursuant to the terms of the 2003 Plan and the 2006 Plan, each as adjusted and assumed by the Registrant on July 2, 2012 pursuant to the terms of that certain Agreement and Plan of Merger, dated as of April 17, 2012 and as amended on June 29, 2012, among the Registrant, SXC Health Solutions, Inc., Catamaran I Corp., Catamaran II LLC and Catalyst Health Solutions, Inc.

(3)    Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee. The price of $95.66 per share represents the average of the high and low sales prices of the Registrant's common shares as reported on the Nasdaq Stock Market on July 6, 2012.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by the Registrant in connection with that certain Agreement and Plan of Merger, dated as of April 17, 2012 and as amended on June 29, 2012 (the “Merger Agreement”), among SXC Health Solutions Corp. (the “Registrant”), SXC Health Solutions, Inc., Catamaran I Corp., Catamaran II LLC and Catalyst Health Solutions, Inc. (“Catalyst”). Pursuant to the Merger Agreement, Catamaran I Corp. was merged with and into Catalyst (the “Merger”), with Catalyst surviving the Merger as an indirect wholly-owned subsidiary of the Registrant. The Merger became effective at 4:01 p.m. Eastern Daylight Time on July 2, 2012 (the “Effective Time”), at which time the Registrant assumed the 2003 HealthExtras, Inc. Equity Incentive Plan (the “2003 Plan”) and the Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan (the “2006 Plan” and, together with the 2003 Plan, the “Plans”), each as amended and adjusted for the purpose of granting awards to certain employees of Catalyst who continue their employment with Catalyst subsequent to the Effective Time or to newly hired employees of the Registrant who were not employed with the Registrant as of the Effective Time. This Registration Statement relates to shares that may be issued for future awards granted by the Registrant under the Plans.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1)    the Registrant's annual report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on February 24, 2012;

(2)    the Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 2012, filed with the Commission on May 4, 2012 and amended on May 9, 2012;

(3)    the Registrant's current reports on Form 8-K and Form 8-K/A filed with the Commission on each of January 5, 2012, March 14, 2012, April 20, 2012, May 9, 2012, May 11, 2012, May 18, 2012, June 25, 2012, June 29, 2012 and July 6, 2012 (other than with respect to information furnished under Items 2.02 and 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01); and

(4)    The description of the Registrant's common shares contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on June 21, 2006, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Business Corporations Act (Yukon Territory) imposes certain duties and liabilities on officers and directors and also empowers corporations organized under Yukon Territory law to indemnify officers, directors, employees and others from liability in certain circumstances such as where the person successfully defended himself on the merits or acted in good faith in a manner reasonably believed to be in the best interests of the corporation.

Section 5.1 of the Registrant's By-laws provide that, except in respect of an action by or on behalf of the Registrant or body corporate to procure a judgment in its favour, the Registrant shall indemnify a director or officer, a former director or officer or a person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, or a person who undertakes or has undertaken any liability on behalf of the Registrant or any such body corporate, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant or body corporate, if:

a) He acted honestly and in good faith with a view to the best interests of the Registrant; and
b) In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Section 5.2 of the Registrant's By-laws provides that the Registrant shall, with the approval of the Supreme Court of the Yukon Territory, indemnify a person referred to in Section 5.1 described above in respect of an action by or on behalf of the Registrant or body corporate to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or an officer of the Registrant or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in subparagraphs 5.1(a) and (b).

In February 2011, the Registrant and each of its directors, Chief Executive Officer and Chief Financial Officer entered into indemnification agreements, which provide specific contractual assurance with respect to the indemnification rights extended to such directors and officers under Section 5 of the Registrant's By-laws, as described above, and under the laws of the Yukon Territory, Canada.

The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of the Registrant.

Item 7. Exemption from Registration Claimed

Not applicable.

ITEM 8. EXHIBITS

The Exhibits to this Registration Statement are listed on the accompanying Exhibit Index, which is incorporated herein by reference.
Item 9.  Undertakings

(a)     The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lisle, in the County of DuPage, State of Illinois, on the 9th day of July, 2012.

SXC HEALTH SOLUTIONS CORP.

By:    /s/ Jeffrey Park
Jeffrey Park
Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints each of Mark A. Thierer and Jeffrey Park, with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE		TITLE	DATE
By:	/s/ Mark A. Thierer	Chairman and Chief Executive Officer (principal executive officer)	July 9, 2012
Mark A. Thierer

By:	/s/ Jeffrey Park	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	July 9, 2012
Jeffrey Park

By:	/s/ Steven Cosler	Lead Independent Director	July 9, 2012
Steven Cosler

By:	/s/ Peter J. Bensen	Director	July 9, 2012
Peter J. Bensen

By:	/s/ William J. Davis	Director	July 9, 2012
William J. Davis

By:	/s/ Anthony R. Masso	Director	July 9, 2012
Anthony R. Masso

EXHIBIT INDEX

Exhibit No.    Description

4.1*	Certificate of Amalgamation of Systems Xcellence Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K, filed with the Commission on March 17, 2008)

4.2*
Certificate of Continuance of SXC Health Solutions Corp. (formerly named Systems Xcellence Inc.) (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K, filed with the Commission on March 17, 2008)

4.3*	Amended and Restated Bylaws of SXC Health Solutions Corp. (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed with the Commission on June 27, 2008)

4.4*	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant's Annual Report on Form 10-K, filed with the Commission on March 17, 2008)

4.5*
2003 HealthExtras, Inc. Equity Incentive Plan (incorporated by reference to Exhibit A to Catalyst Health Solutions Inc.'s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 30, 2003)

4.6**	Amendment to the 2003 HealthExtras, Inc. Equity Incentive Plan

4.7*
Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan, as amended and restated (incorporated by reference to Appendix A to Catalyst Health Solutions Inc.'s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 23, 2010)

4.8**	Amendment to the Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan, as amended

5.1**	Opinion of Lackowicz & Hoffman

23.1**	Consent of KPMG LLP, independent registered public accounting firm to SXC Health Solutions Corp.

23.2**	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm to Catalyst Health Solutions, Inc.
23.3**         Consent of Lackowicz & Hoffman (included in Exhibit 5.1)
24.1**         Power of Attorney (contained in signature page to this Registration Statement)

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*	Previously filed with the Commission and incorporated herein by reference.
**	Filed herewith.